Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
To the Shareholders and Board of Directors of Air Products and Chemicals, Inc.:
We consent to the incorporation by reference in the Registration Statements (File Nos. 333-121262, 333-123477, 333-132599, 333-45239, 333-71405, 333-18955, 333-73105, 333-54224, 333-81358, 333-56292, 333-60147, 333-95317, 333-31578, 333-100210, 333-103809, 333-113882, 333-113881, and 333-111793) on Form S-8 and in the Registration Statements (File Nos. 333-33851 and 333-111792) on Form S-3 of Air Products and Chemicals, Inc. and subsidiaries of our reports dated 12 December 2006, with respect to the consolidated balance sheets of Air Products and Chemicals, Inc. as of 30 September 2006 and 2005, and the related consolidated statements of income, cash flows, and shareholders’ equity for each of the years in the three-year period then ended, the schedule supporting such consolidated financial statements, and management’s assessment of the effectiveness of internal control over financial reporting as of 30 September 2006 and the effectiveness of internal control over financial reporting as of 30 September 2006, which reports appear in the 30 September 2006 Annual Report on Form 10-K of Air Products and Chemicals, Inc.
Our report refers to the Company’s adoption of Financial Accounting Standards Board Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations,” and Statement of Financial Accounting Standards No. 123 (R) “Share Based Payments” and related interpretations. Our report also refers to the Company having changed the composition of its reportable segments for the fiscal year ended 30 September  2006 and the 30 September 2005 and 2004 amounts presented in the consolidated financial statements relating to reportable segments having been restated to conform to the 30 September 2006 composition of reportable segments.
Philadelphia, Pennsylvania
12 December 2006